[[LifePoint Logo]]

								CORPORATE HEADQUARTERS
								1205 South Dupont Street
								Ontario, CA 91761
								Tel: 909-418-3000
								Fax: 909-418-3003


August 20, 2003

Dear Stockholders and Friends of LifePoint:

   I would like to start by first thanking everyone for standing by LifePoint through the last very difficult 5 months. When LifePoint lost its working capital line at the end of January, LifePoint had been making significant progress. In R&D, we had completed the design and development of an enhanced saliva aspiration device, which was to be field tested and implemented in the product in February. We had just received our first response from the FDA regarding our five different product submissions, and had planned to be able to submit a response within the following 3-4 weeks. In the manufacturing area, we had initiated our design for manufacture on both the instrument and saliva test module, and were starting to implement the plan on cost reduction for both materials and labor. Most importantly, we were starting to get some sales traction in the law enforcement market overseas and we had just started establishing product evaluations in law enforcement, and marketing pilots in the industrial marketplace in the US.

   I know that it has been frustrating to all of you, as well as to all of us here at LifePoint, but now that we closed on the first traunche of the $13.1 million financing on July 14, 2003, we are focused on getting LifePoint restarted.

Financing

   The unexpected loss of financing hit LifePoint very hard. We made immediate layoffs of more than half of the 96 employees in order to conserve enough money to obtain replacement financing. For those remaining employees, all senior employees took an immediate 25% reduction in pay, middle management a 20% reduction, and the remainder of the employees took a 10% reduction in pay. On February 14, 2003, LifePoint closed on 3% bridge loan for $ 1.0 million from a current investor to provide LifePoint with the time needed to achieve a long term financing. LifePoint made additional layoffs on March 21 and again on April 8, with many of the remaining employees furloughed on May 19. As of May 31, 2003, the Company employed 44 persons; 7 full time, 4 part time, and 33 furloughed employees or regular consultants. On March 21, 2003, at the same time as the second round of layoffs, I voluntarily deferred my own pay until after financing was complete in order to help conserve cash.

   As LifePoint sought financing, we continued to focus on the projects that did not require any significant cash. Specifically, the R&D and manufacturing groups continued to focus on the cost reduction for the instrument and disposables, finance and materials continued to implement our MRP system, and sales and marketing has kept our distributors, customers and potential customers informed of our status and progress. Financially, most of our vendors have been working with us as we made steady progress on our financing efforts.

   However, the major focus of the organization during the last 5 months has been to find replacement funding. Obtaining a commitment of $13 million for the financing currently in progress was the starting point for our revised efforts. On July 14 we closed on the first traunche of a $13 million equity conversion private placement of Series D Preferred Stock and warrants. Several large funds, including the lead investor BayStar Capital, participated in the private placement. The remaining $10.8 million will fund upon receipt of shareholder approval of the transaction and for the needed additional shares of stock, and completion of compromise agreements with the majority of our unsecured vendors. The SEC cleared the consent solicitation last Friday, and we are printing and mailing the consent solicitation to stockholders this week. We urge everyone to fill out the consent and return it as soon as you receive it from either LifePoint or your stockbroker. If everyone IMMEDIATELY responds, we should be able to get the needed stockholder approval and complete the second close of the financing no earlier than the middle of September

   This financing consists of two parts, new cash into LifePoint of over $8.8 million, and conversion of all secured debt of a little more than $4.2 million. LifePoint also received some concessions from the Series C preferred stockholders. As you can imagine, obtaining approval from all the parties involved has been difficult. With this capital, LifePoint actually improves our balance sheet over our status in January. Not only do we have more cash, but also we will have substantially reduced our unsecured debt in addition to eliminating our secured debt. This allows LifePoint to be in a position to achieve the objectives outlined below. After careful analysis with our financial advisors, we have developed and are implementing the financial systems we believe will allow us to appropriately manage our cash to meet our business objective. We have established milestones and are now implementing our revised plans.

Business Plan

   Now that we have started to bring back LifePoint's employees, we have three major areas of focus:

* First, to hire the experienced personnel that have the prerequisite skills to move LifePoint to the next stage of it life and that can better help LifePoint achieve its goals.

	* Next, to successfully re-launch the IMPACT Test System with an enhanced, updated product, that, based on customer feedback, better meets the needs of our potential customers.

	* A definitive focused marketing plan to facilitate rapid acceptance of the product.

   Obtaining a commitment of $13 million for the financing currently in progress was the starting point for our revised efforts. Most importantly, this financing shows confidence by LifePoint's current and new investors in LifePoint's management team and our business plan. As a note, not including conversion of debt by our two largest investors, about 50% of the new cash in the financing was from current investors. Our investors are very sophisticated, fundamental, long-term investors. They completed a significant amount of due diligence, both internally on LifePoint's product status, manufacturability, and potential profitability, as well as externally by talking with customers and distributors. We believe that the potential for the product and the market demand has again been validated. Additionally, after a very careful business review, we believe that the new investors have confirmed the business potential of LifePoint as an investment. However, even though the risk rewards are highly in their favor, we believe that these investors realize that they will need to be patient.

Human Resources

   Our first objective is to hire the experienced personnel that have the prerequisite skills to move LifePoint to the next stage of its life. All of the senior and key employees have remained with LifePoint through the past difficult weeks. Tom Foley, our senior VP Research & Development and Dave Smith, our Director of Engineering, have continued to focus the development team on the product enhancements. Del Foit, our interim Vice President of Operations, has continued to focus the manufacturing group on implementing those changes in the product manufacturing. Theresa Ford and Mickey Edwards, our Vice Presidents of Marketing and Sales, have maintained our relationships with our partner CMI, our international distributors and potential customers both in the US and overseas. Even though this restart will be a challenge, we have maintained the dedicated professional management we need to meet that challenge.

   One of the more difficult challenges we have to overcome is that we have lost some crucial middle managers and technical personnel; we are aggressively recruiting personnel in manufacturing engineering, production management, quality and product support areas. Until some of these hires are completed, LifePoint may find it difficult to quickly ramp up our product production. We have filled all immediate needs with either consultants or other employees on an interim basis. Keep in mind that even if we were to hire the perfect, experienced person today, it will still take new employees some time to learn about LifePoint's product and processes and to become effective in their new positions. This is the most important task at hand right now. However, we are confident that we will be able to hire the right people to assure LifePoint continues to be able to scale up the manufacturing and to quickly implement our sales efforts in the field.

   Our first significant hire is Don Rutherford, our new Chief Financial Officer. Mr. Rutherford has over 30 years of finance and accounting experience in a variety of public and private technology companies. He has worked with rapid growth companies as well as turnarounds, and has extensive experience in finance including financings, mergers and acquisitions, and international transactions. Don initially worked with LifePoint as a consultant over a few months before we hired him full time as the CFO. We are confidant that he will add significant value to LifePoint's management team with his depth of strategic and tactical financial and accounting experience, both in the United States and overseas. Michele Clark remains at LifePoint in her previous role as Controller for LifePoint.

Manufacturing & Product Support

   Our second objective is to successfully re-launch the IMPACT Test System. During our cash constrained period, the R&D and manufacturing groups focused on first, completing and testing the product enhancements we had finished in January to address the sample inadequacy collection on some donors. We believe that the changes we have implemented ensure that the product performance has again been improved and enhanced and we are confident we have a great product that meets the customers' needs.

   We are now final testing, not only the software revisions and the design improvements completed at that time, but additional saliva test module improvements subsequently added as well as our first round of DFM, or design for manufacture, which has resulted in definitive cost reductions and improved manufacturability of both the instruments and saliva test modules, or STMs. As soon as we have our product manufacturing capability back in place, our first goal will be to quickly manufacture instruments and STMs to validate all these changes, get the enhanced product into the hands of current customers for further testing, and then to continue to scale-up our manufacturing capability. Our primary objective is to provide our customers and distributors an enhanced, proven test system as quickly as possible.

   Financially, most of our vendors continued to work with LifePoint as we made steady progress on our financing efforts. We are now in the process of working through a few remaining vendor issues, which often includes the finalization of a negotiated settlement agreement that we need to make with a majority of our vendors.

   As of last week, some vendors that provide needed STMs parts were still not producing parts for us; until we get these few remaining vendor issues resolved, we cannot get our STM manufacturing fully functional. We hope to have the few remaining critical vendor issues resolved in the next 2-3 weeks. In the interim, our manufacturing efforts have been focused on those parts and subassemblies that were available. Because of these delays in receiving some needed parts, the soonest we can expect to have internally validated and tested enhanced STMs is October. These STMs will then be used for intensive field-testing for at least another month. Only at that time, after successful completion of intensive field testing, will we provide product to current customers, expected no sooner than December.

   Our instrument manufacturing capability does not have the same part availability problem since we have sufficient inventory for everything except a few new parts as part of the enhancements. However, we will not aggressively scale-up production until we have fully tested and validated the system in October. Therefore, we would expect to be able to ship instruments in December at the earliest. The initial focus will be to support the current 50 instruments in the field that might require a field upgrade or instrument swap. It is expected that we can initiate shipments to new customers no sooner than January.

   We have brought on-line and are in the process of validating an automated Manufacturing Resource Planning System that is expected to be fully implemented and validated with the close of the quarter ending September 30, 2003. This software should significantly reduce our working capital requirements, by improving our ordering patterns of raw materials and parts so that we ensure our ability to meet market demand without incurring excess inventory. It will also give us more immediate and better visibility to the status of materials, work-in-progress, and final product inventory on a daily basis.

Regulatory / Quality Assurance

   Although FDA clearance is not material to LifePoint's initial sales efforts (less than 10% of the sales opportunity are from US medical markets), it is important to many investors and some customers as a validation.

   The Company completed 510(k) submissions to the Food and Drug Administration for the IMPACT Test System and the NIDA-5 drugs of abuse in the fall of 2002. LifePoint received a request for clarification in late January, mostly simple questions, on the initial submissions from the FDA. This was a positive response from the FDA. However, the unexpected loss of funding interrupted operations, and LifePoint was unable to quickly respond. We requested and received an extension in our response deadline. As soon as we have manufactured STMs in September, we will be able to quickly complete the internal testing needed to generate the requested data and submit no earlier than October. We have also re-initiated efforts with our Verification and Validation vendor to respond to the questions on software validation. If the FDA has no additional questions, the earliest we would expect approval would be December.

Sales & Marketing

   Here's the good news - it still remains clear that there is a market demand for the LifePoint IMPACT Test System. During the last 6 months, we have updated and focused our business and marketing plans so as to be able to quickly generate maximum sales and reach profitability at the lowest cost and with the least amount of risk. Most importantly, we have the proven top managers in marketing and sales that we need to be able to rebuild the sales teams as we launch into additional markets. Ms. Ford and Mr. Edwards have already proven their ability to quickly build their teams and their ability to drive the business in the various markets.

   We continue to focus on our initial efforts on international markets since the customer demand continues to be very strong. Over the last 6 months, our current or pending distributors have remained committed to LifePoint, as we expect to complete a significant number of distribution agreements this fall. This would bring the total number of current distributors to 15, covering twenty-five countries in Europe and the Pacific Rim. Some international evaluations will need to be repeated and others re-started for completion. We plan to meet with the distributors, customers and pending customers no sooner than October to re-establish these studies.

   In the United States, CMI, our strategic partner has also been patient over the last 6 months. Once we get the international customers and distributors back on line, we will then be able to get their sales reps and inside people retrained to initiate some of the previously pending US law enforcement evaluations. The soonest that this will occur is December with a probable launch by CMI early in 2004.

   Once LifePoint has completed the re-launch of our product into the large, international markets and support CMI in their launch efforts, we will then focus on our other significant sales opportunity, the industrial workplace. LifePoint believes, based on our initial marketing and sales pilot programs last fall and winter, that the US market receptivity for the IMPACT Test System is greatest in this market, and it has the added benefit of a rapid sales cycle. Our initial domestic efforts will focus on this single huge market opportunity.

   I would like to again thank those employees, investors, distributors, strategic partners, potential customers and vendors that worked with LifePoint through this difficult period. We appreciate the help that many of you have provided to us and look forward to the time that we can validate your continued confidence in LifePoint. In spite of the recent difficult situation, the management team remains confident that the Company's activities will culminate in long-term added value for the stockholders. We have commitments for the needed financing, and expect to be able to close the second half of the financing in September, after we obtain shareholder approval. With the addition of fresh, experienced personnel, the re-launch of an enhanced product that the market is still patiently waiting for, and a revised, focused business plan, LifePoint management looks forward to an exciting second half of fiscal 2004. We remain very positive about the prospects, progress and future of LifePoint

   We will continue to do our best to keep all of you apprised of what is happening at LifePoint through press releases, stockholder updates, conference presentations and our web site. Thank you again for your time. If you have any questions going forward, or would like more information about LifePoint, please feel free to call.

Sincerely,



Linda H. Masterson
Chief Executive Officer and President